Exhibit 99.1

Financial Contact:     Mimi Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO ANNOUNCES MCDERMOTT AND TEHLE
APPOINTED TO ITS BOARD OF DIRECTORS

NASHVILLE, Tenn., Nov. 11, 2015 -- Genesco Inc. (NYSE: GCO) announced today that Kevin P. McDermott and David M. Tehle have been appointed to its board of directors, effective February 1, 2016.

McDermott retired as a partner of the international accounting firm KPMG LLP in 2013, after having been associated with the firm for 33 years in various capacities, including audit engagement partner, SEC reviewing partner, professional practice partner, and audit partner in the firm's Office of General Counsel.  He is a member of the board of directors and audit committee of Daktronics, Inc., and has served on the boards of several community, arts and religious organizations.

     Tehle retired in 2015 as Executive Vice President and Chief Financial Officer of Dollar General Corporation, where he had served in the senior finance role since 2004, and was part of the team that took the company private in 2007 and public again in 2009.  Prior to Dollar General, he was Chief Financial Officer of Haggar Corporation from 1997 to 2004, after having held finance positions at several companies, including Ryder Systems, Inc. and Texas Instruments Incorporated.  He is a director of Jack in the Box, Inc. and has been a director of various community organizations.

Genesco Chairman and Chief Executive Officer Robert J. Dennis said, "We are excited to welcome Kevin McDermott and David Tehle to Genesco's board. Both Kevin and David bring financial and accounting expertise as well as broad knowledge and sound judgment from years of experience across many industries that we are confident will enhance our board and benefit our business."

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in 2,800 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.